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                                  Exhibit 99.1

News Release
Comtrex Systems Corporation
102 Executive Drive, Suite 1
Moorestown, NJ 08057-4224
Contact: Jeffrey C. Rice, President and CEO of Comtrex Systems Corporation 1-856-778-0090, or jeffrice@comtrex.com

Comtrex Reports Nasdaq Delisting Action
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MOORESTOWN, NJ, May 30, 2002 -- Comtrex Systems Corporation (Nasdaq: COMX) today reported receipt of a Nasdaq Staff Determination letter on May 23, 2002, notifying the Company that it fails to comply with Marketplace Rule 4310(c)(7), the requirement to maintain a minimum market value of publicly held shares of $1,000,000. As a result, the Company's common stock will be delisted from the Nasdaq SmallCap Market at the opening of business on May 31, 2002.

         Jeffrey C. Rice, Comtrex President and CEO, stated "While the total number of outstanding shares of Comtrex common stock is 1,417,120, only approximately 804,000 shares are considered by Nasdaq as being publicly held. The Board of Directors of the Company has determined that, since the common stock of the Company has failed to satisfy not only Marketplace Rule 4310(c)(7), but also failed to regain compliance with such requirement during a subsequent ninety (90) calendar day period under Marketplace Rule 4310(c)(8)(B), there is insufficient basis to support a successful appeal of the Nasdaq Staff delisting determination. We remain extremely confident in the future business prospects for the Company, particularly in light of the forthcoming release of our next generation Windows point-of-sale product series, designed to work in conjunction with our Odyssey BackOffice Suite. We are anxious to begin the implementation of our sales and marketing plans for these world-class products."

         The Company also announced that it will seek to continue trading in its common stock in over-the-counter markets. The Company's common stock will, however, then be subject to the risk that it could become characterized as a low-priced or "penny stock," which characterization could have a material adverse effect on the market liquidity and price of the Company's common stock. However, no assurances can be given that the Company's common stock will be traded on any other exchange or in any other market at any time in the future. If the Company's common stock does not trade on any exchange or in any other market in the future, then stockholders of the Company may lose all or a portion of their investment in the Company.

         Comtrex Systems Corporation is a software developer, systems integrator and designer of point-of-sale (POS) electronic information systems for the restaurant and quickservice food industry. Company information can be obtained through the worldwide web by visiting http://www.comtrex.com.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The statements in this news release that relate to future financial results, future plans by the Company, customer contracts or financial performance by the Company are forward-looking statements that involve risks and uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's Report on Form 10-KSB and other SEC filings. The Company's actual results and performance may differ materially; therefore, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.